Exhibit 99.1

BreitBurn Energy Partners L.P.

Page

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2011	1

Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2011	2

Notes to Unaudited Pro Forma Combined Financial Statements	3

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2011

Thousands of dollars	BreitBurn Energy Partners L.P. Historical	Pro Forma Adjustments (Note 3)		BreitBurn Energy Partners L.P. Pro Forma
ASSETS
Current assets
Cash	$4,777	$280,573	(a)	$285,350
		(280,573	)(a)	(280,573)
Accounts and other receivables, net	64,542	-		64,542
Derivative instruments	87,824	-		87,824
Related party receivables	3,413	-		3,413
Inventory	4,683	-		4,683
Prepaid expenses	6,611	-		6,611
Total current assets	171,850	-		171,850
Equity investments	7,531	-		7,531
Property, plant and equipment
Oil and gas properties	2,248,035	295,040	(b)	2,543,075
Other assets	11,916	-		11,916
	2,259,951	295,040		2,554,991
Accumulated depletion and depreciation	(494,704)	-		(494,704)
Net property, plant and equipment	1,765,247	295,040		2,060,287
Other long-term assets
Derivative instruments	64,418	-		64,418
Other long-term assets	32,315	1,405	(b)	33,720

Total assets	$2,041,361	$296,445		$2,337,806

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$31,748	$-		$31,748
Derivative instruments	14,630	-		14,630
Revenue and royalties payable	17,876	798	(b)	18,674
Salaries and wages payable	9,090	-		9,090
Accrued liabilities	12,264	-		12,264
Total current liabilities	85,608	798		86,406

Credit facility	211,000	280,573	(a)	491,573
Senior notes, net	300,489	-		300,489
Deferred income taxes	3,402	-		3,402
Asset retirement obligation	47,083	10,845	(b)	57,928
Derivative instruments	2,514	-		2,514
Other long-term liabilities	2,043	4,229	(b)	6,272
Total liabilities	652,139	296,445		948,584
Equity
Partners' equity	1,388,771	-		1,388,771
Noncontrolling interest	451	-		451
Total equity	1,389,222	-		1,389,222

Total liabilities and equity	$2,041,361	$296,445		$2,337,806

See the accompanying notes to the unaudited pro forma combined financial statements.

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2011

Thousands of dollars, except per unit amounts	BreitBurn Energy Partners L.P. Historical	Cabot Assets Historical (Note 4)		Pro Forma Adjustments (Note 4)		BreitBurn Energy Partners L.P. Pro Forma

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$284,673	$39,529	(a)	$150	(b)	$324,351
Gain (loss) on commodity derivative instruments, net	119,132	-		-		119,132
Other revenue, net	3,416	-		-		3,416
Total revenues and other income items	407,221	39,529		150		446,899
Operating costs and expenses
Operating costs	119,465	11,794	(a)	973	(c)	132,232
Depletion, depreciation and amortization	76,354	-		11,297	(d)	87,651
General and administrative expenses	38,126	-		2,183	(c)	40,309
Loss on sale of assets	(40)	-		-		(40)
Total operating costs and expenses	233,905	11,794		14,452		260,152

Operating income (loss)	173,316	27,734		(14,303)		186,748

Interest expense, net of capitalized interest	27,770	-		4,680	(e)	32,450
Loss on interest rate swaps	3,020	-		-		3,020
Other (income) expense, net	(20)	-		-		(20)

Income (loss) before taxes	142,546	27,734		(18,983)		151,298

Income tax expense (benefit)	1,509	-		-		1,509

Net income (loss)	141,037	27,734		(18,983)		149,789
Less: Net income attributable to noncontrolling interest	(148)	-		-		(148)

Net income (loss) attributable to the partnership	$140,889	$27,734		$(18,983)		$149,641

Basic net income (loss) per unit	$2.30					$2.44
Diluted net income (loss) per unit	$2.29					$2.44

See the accompanying notes to the unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Statements

1.	General

BreitBurn Energy Partners L.P. is a Delaware limited partnership formed on March 23, 2006.  BreitBurn Energy Partners L.P. completed its initial public offering in October 2006.  References in this filing to “the Partnership,” “we,” “our,” “us” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States.

On October 6, 2011, BreitBurn Operating L.P. (“BreitBurn Operating”), our wholly owned subsidiary, completed the acquisition of certain assets (the “Cabot Assets”), effective September 1, 2011, from Cabot Oil & Gas Corporation (“Cabot”) for $283 million in cash (the “Cabot Acquisition”), subject to further ordinary adjustments.  The Cabot Assets consist of oil and natural gas properties which are approximately 95% natural gas reserves and are located primarily in the Evanston and Green River Basins of Southwest Wyoming. The Cabot Assets also include limited acreage and non-operated oil and natural gas interests in Colorado and Utah.

2.	Basis of Presentation

The Partnership’s unaudited pro forma combined balance sheet has been presented to show the effect as if the Cabot Acquisition had occurred on September 30, 2011.

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2011 has been presented based on the individual statements of operations of the Partnership, and reflect the pro forma operating results attributable to the Cabot Assets as if the acquisition and the related transactions had occurred on January 1, 2010.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements.  Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition occurred on January 1, 2010.  As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.  The accompanying unaudited pro forma combined financial statement of the Partnership should be read in conjunction with our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010.

3.	Pro Forma Adjustments to the Unaudited Combined Balance Sheet

Pro forma adjustments to the Unaudited Combined Balance Sheet for the period ending September 30, 2011 reflect the acquisition and the preliminary purchase price allocations for the Cabot Assets, assuming borrowings were made under our Second Amended and Restated Credit Agreement.

The preliminary purchase price allocations are based on preliminary reserve reports, quoted market prices and estimates by management.  To estimate the fair values of acquired oil and gas reserves, we utilized our reserve engineers’ estimates of oil and natural gas proved reserves to arrive at estimates of future cash flows net of operating and development costs.  The estimated future net cash flows were discounted at a weighted average cost of capital.

The preliminary purchase price allocation is subject to final closing adjustments.  We expect to finalize the purchase price allocation within one year of the acquisition date.

(a)	The preliminary purchase price of $281 million was made with borrowings under our Second Amended and Restated Credit Agreement.

Thousands of dollars
Initial purchase price	$283,092
Estimated pending closing adjustments	(2,519)
Total purchase price	$280,573

(b)	The preliminary allocation of the purchase price for the Cabot Assets is summarized below:

Thousands of dollars
Oil and gas properties	$295,040
Other long-term assets	1,405
Revenue and royalties payable	(798)
Asset retirement obligation	(10,845)
Other long-term liabilities	(4,229)
$280,573

4.    Pro Forma Adjustments to the Unaudited Combined Statement of Operations

Pro forma adjustments to the Consolidated Statement of Operations for the nine months ended September 30, 2011 assume the acquisition was consummated on January 1, 2010.

The unaudited pro forma combined statements of operations have been adjusted as follows:

(a)	Record revenue and direct operating expenses for the Cabot Assets derived from Cabot’s historical financial records.

For the nine months ended September 30, 2011, $39.5 million of revenue and $11.8 million of direct operating expenses.

(b)
Cabot applies the sales method of accounting for natural gas revenues while we apply the entitlement method. Under the sales method, revenues are recognized based on the actual volume of natural gas sold to purchasers.  Natural gas production operations may include joint owners who take more or less than the production volumes entitled to them on certain properties. Production volume is monitored to minimize these natural gas imbalances.  A natural gas imbalance liability is recorded at the actual price realized upon the gas sale if it is determined that the excess taken of natural gas exceeds the estimated remaining proved developed reserves for the properties.  Under the entitlement method of accounting, we pay joint owners for their working interest shares of natural gas sold.  As a result, we do not have natural gas producer imbalance positions.

Record adjustment to reflect natural gas sales revenue for the Cabot Assets under the entitlement method for the nine months ended September 30, 2011, $0.2 million increase in revenue.

(c)
Record estimated incremental G&A expense and regional operation management costs which the Partnership expects to incur for the newly acquired assets based on our evaluation of the number of employees needed to support and manage the properties.

For the nine months ended September 30, 2011, $2.2 million of G&A expense and $1.0 million of regional operation management costs (reflected on the operating costs row of the Statement of Operations).

(d)	Record incremental depletion, depreciation and accretion expense related to the acquired depletable and depreciable assets for the nine months ended September 30, 2011, $11.3 million.

(e)
Add interest expense associated with bank debt of approximately $281 million incurred to fund the Cabot Acquisition.  The assumed variable interest rate was 2.230% for the nine months ended September 30, 2011.

For the nine months ended September 30, 2011, $4.7 million.

If the variable interest rate increased or decreased by 0.125% in the future, the annual pro forma interest expense would increase or decrease by approximately $0.4 million.